Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PROTECTION HOLDINGS, LLC,

PROTECTION ACQUISITION SUB, INC.,

and

PROTECTION ONE, INC.

Dated as of April 26, 2010

i

ii

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2010 (this “Agreement”), is made by and among Protection Holdings, LLC, a Delaware limited liability company (“Parent”), Protection Acquisition Sub, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and Protection One, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the respective boards of directors of Parent and Acquisition Sub have each unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the merger of Acquisition Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and adopted this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and (iii) is recommending that the stockholders of the Company accept the Offer, tender their shares of Common Stock into the Offer and, to the extent required by applicable Law, approve the Merger and this Agreement, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, pursuant to this Agreement, Acquisition Sub has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding common stock, par value $0.01 per share, of the Company (the “Common Stock”), at a price per share of Common Stock of $15.50 (such amount or any higher amount per share of Common Stock that may be paid pursuant to an amended Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the DGCL, and each share of Common Stock outstanding that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and conditions set forth herein;

WHEREAS, as a condition to and inducement to Parent’s and Acquisition Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, POI Acquisition, L.L.C. and Monarch Alternative Capital LP are entering into tender and support agreements with Parent and Acquisition Sub (the “Support Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company the limited guaranty (the “Guaranty”) of the Guarantor, dated as of the date hereof, and pursuant to which the Guarantor has guaranteed the full amount of the Parent Termination Fee;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                   Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II
THE OFFER AND THE MERGER

Section 2.1                                   The Offer.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with Article VIII, and that no event shall have occurred and be continuing that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions in Annex I, as promptly as practicable (and in any event within five (5) Business Days) after the date hereof, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all the outstanding Common Stock at a price per share equal to the Offer Price.  The consummation of the Offer, and the obligation of Acquisition Sub to accept for payment and pay for any shares of Common Stock tendered pursuant to the Offer, shall be subject to:  (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of shares of Common Stock which, together with the number of shares of Common Stock (if any) then owned of record by Parent or Acquisition Sub or with respect to which Parent or Acquisition Sub otherwise has, directly or indirectly, sole voting power, represents at least 60% of the shares of Common Stock then outstanding (determined on a fully diluted basis) and no less than 60% of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote in the election of directors (collectively, the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Acquisition Sub, of the other conditions and requirements set forth in Annex I.  The conditions to the Offer set forth in Annex I are for the sole benefit of Parent and Acquisition Sub and may be asserted by Parent or Acquisition Sub regardless of the circumstances (including any action or inaction by Parent or Acquisition Sub, provided that nothing therein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to such condition or may be waived by Parent or Acquisition Sub, in their sole discretion, in whole or in part at any time and from time to time, subject to this Section 2.1.

(b)                                 Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Acquisition Sub, of the other conditions and requirements set forth in Annex I, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment and pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer as promptly as possible on or after the applicable Expiration Date.  The Offer Price payable in respect of each share of Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law.

(c)                                  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I.  Parent and Acquisition Sub expressly reserve the right to increase the Offer Price, to make other changes in the terms and conditions of the Offer or to waive any condition of the Offer; provided, however, unless previously approved by the Company in writing, Parent and Acquisition Sub shall not: (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of shares of Common Stock to be purchased in the Offer, (iv) amend or waive the Minimum Condition or the conditions set forth in clauses (b) or (c)(i) of Annex I or (v) amend any other term or condition of the Offer in a manner adverse to the holders of Common Stock.

(d)                                 Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 9:00 a.m. (New York City time) on the date that is twenty-two (22) Business Days following the commencement of the Offer (such time and date, the “Initial Expiration Date”) or if the Initial Expiration Date has been extended in accordance with this Agreement, on the date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)                                  If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied (provided that, solely for purposes of determining whether the Minimum Condition has been satisfied in determining whether the Offer should be extended under the first sentence of this Section 2.1(e), shares of Common Stock subject to a Support Agreement shall be deemed to have been tendered into the Offer so long as the stockholder party thereto is not then in breach of its tender obligations thereunder) or, to the extent waivable by the Parent or Acquisition Sub pursuant to this Agreement, waived by Parent or Acquisition Sub, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Offer for successive periods of up to five (5) Business Days each (or such longer period of up to twenty (20) Business Days if the Company consents in writing prior to such extension), the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that, Acquisition Sub shall not be required to extend the Offer beyond August 24, 2010 (the “Outside Date”) and shall not extend the Offer beyond the Outside Date without the Company’s consent.  In addition, Acquisition Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff.  Notwithstanding the foregoing, (i) Acquisition Sub may extend the Offer, in its sole discretion, for successive periods of up to five (5) Business Days each and for an aggregate period of not more than twenty (20) Business Days (less any number of Business Days that the Offer is commenced after May 3, 2010) beyond the last scheduled Expiration Date of the Offer (and in no case beyond the Outside Date) otherwise permitted hereunder, if all of the conditions to the Offer have been satisfied (provided that, solely for purposes of determining whether the Minimum Condition has been satisfied in determining whether the Offer may be extended under the third sentence of this Section 2.1(e), shares of Common Stock subject to a Support Agreement shall be deemed to have been tendered into the Offer) and such extension is necessary for the conditions to the Available Financing to be fulfilled; and (ii) Acquisition Sub shall extend the Offer, if requested to do so by written notice delivered by the Company to Acquisition Sub no later than one (1) Business Day prior to the then scheduled Expiration Date of the Offer, for successive periods of up to five (5) Business days each (or such longer period as the Company and Acquisition Sub shall mutually agree) beyond the last scheduled Expiration Date of the Offer, but in no case beyond August 11, 2010, if all of the conditions to the Offer have been satisfied (provided that, solely for purposes of determining whether the Minimum Condition has been satisfied in determining whether the Offer may be extended under the third sentence of this Section 2.1(e), shares of Common Stock subject to a Support Agreement shall be deemed to have been tendered into the Offer) and such extension is necessary for the conditions to the Available Financing to be fulfilled.

(f)                                    If necessary to obtain sufficient shares of Common Stock to reach the Short Form Threshold and the Top-Up Option is otherwise legally unavailable or insufficient to permit the Company to reach the Short Form Threshold immediately after the Acceptance Time, Acquisition Sub may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.  Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) immediately accept for payment, and promptly pay for, all shares of Common Stock that are validly tendered pursuant to the Offer during such “subsequent offering period.”  The Offer Documents shall provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 2.1(f).

(g)                                 Acquisition Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII.  If this Agreement is terminated pursuant to Article VIII, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) promptly terminate the Offer and shall not acquire the shares of Common Stock pursuant thereto.  If the Offer is terminated by Acquisition Sub, or this Agreement is terminated prior to the purchase of shares of Common Stock in the Offer, Acquisition Sub shall promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Common Stock that have not then been purchased in the Offer to the registered holders thereof.

(h)                                 As soon as practicable on the date of the commencement of the Offer, Parent and Acquisition Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal (the Schedule TO, Offer to Purchase and letter of transmittal, together with any amendments and supplements thereto, being referred to herein as the “Offer Documents”).  The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders and on the Expiration Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation is made by the Parent or Acquisition Sub with respect to information supplied by the Company in writing for inclusion therein.  Parent and Acquisition Sub agree to cause the Offer Documents to be disseminated to holders of shares of Common Stock, as and to the extent required by all applicable Laws, including the Exchange Act.  Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Acquisition Sub agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act.  The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, Parent and Acquisition Sub shall provide the Company and its counsel promptly with copies of any written comments, and shall inform them of any oral comments, that Parent, Acquisition Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any proposed written or oral responses and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and to participate in any substantive telephonic communications with the staff of the SEC related thereto.

Section 2.2                                   Company Actions.

(a)                                  On the date of the filing of the initial Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.6, contain the Company Recommendation.  The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders and on the Expiration Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation is made by the Company with respect to information supplied by Parent or Acquisition Sub in writing for inclusion therein.  The Company shall also include in the Schedule 14D-9, and hereby represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether Item 1015(b) is applicable).  The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Recommendation and a statement to the effect that the Company Financial Advisor has given the Fairness Opinion which is included in the Schedule 14D-9.  The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of shares of Common Stock, as and to the extent required by all applicable laws, including the Exchange Act.  The Company, on the one hand, and Parent and Acquisition Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable laws, including the Exchange Act.  Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel.  In addition, the Company shall provide Parent, Acquisition Sub and their counsel promptly with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto.  Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review any proposed written or oral responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel, and to participate in any substantive telephonic communications with the staff of the SEC related thereto.

(b)                                 From time to time as requested by Acquisition Sub or its agents (which such request is hereby made as of the date hereof), the Company shall furnish or cause to be furnished to Acquisition Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files available to it containing the names and addresses of the record or beneficial owners of the shares of Common Stock as of the most recent practicable date, and shall promptly furnish Acquisition Sub with such information (including, but not limited to, updated lists of holders of the shares of Common Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Acquisition Sub or its agents may reasonably request in communicating with the record and beneficial holders of shares of Common Stock, in connection with the preparation and dissemination of the

Schedule TO and the Offer Documents and the solicitation of tenders of shares of Common Stock in the Offer.  In addition, in connection with the Offer, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Parent and Acquisition Sub to disseminate the Offer Documents to holders of shares of Common Stock held in or subject to any Company Plans or other Company Benefit Plan, and to permit such holders of shares of Common Stock to tender shares of Common Stock in the Offer.

(c)                                  The Company shall register the transfer of shares of Common Stock accepted for payment effective immediately after the Acceptance Time; provided that Acquisition Sub pays for such shares of Common Stock at or immediately after such transfer.

Section 2.3                                   Directors.

(a)                                  After Acquisition Sub accepts for payment shares of Common Stock tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), and up to the Effective Time, subject to payment for such shares of Common Stock, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the board of directors of the Company as is equal to the product of the total number of directors on the board of directors of the Company (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by Parent, Acquisition Sub or any of their respective affiliates bears to the total number of shares of Common Stock then outstanding.  After the Acceptance Time, subject to payment for shares tendered in the Offer, the Company shall, upon Parent’s request, take all actions as are necessary or desirable to enable Parent’s designees to be so elected or designated to the board of directors of the Company, including but not limited to promptly filling vacancies or newly created directorships on the board of directors of the Company, promptly increasing the size of the board of directors of the Company (including by amending the bylaws if necessary to increase the size of the board of directors of the Company) and/or promptly securing the resignations of such number of its incumbent directors, and shall cause Parent’s designees to be so elected or designated at such time.  After the Acceptance Time, subject to payment for shares tendered in the Offer, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the board of directors of the Company to serve on and constitute the same percentage (rounded up to the next whole number) as is on the board of directors of the Company of (i) each committee of the board of directors of the Company, except for any committee established to take action with respect to the subject matter of this Agreement, (ii) the board of directors of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the NASDAQ Marketplace Rules.  After the Acceptance Time, subject to payment for shares tendered in the Offer, the Company shall also, upon Parent’s request, take all action necessary to continue to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status.  The provisions of this Section 2.3(a) are in addition to and shall not limit any rights that Parent, Acquisition Sub or any of their respective affiliates may have as a record holder or beneficial owner of shares of Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.  The Company and its stockholders shall take all actions necessary to comply with the provisions of this Section 2.3 under the Stockholders’ Agreements.

(b)                                 The Company’s obligations to appoint Parent’s designees to the board of directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall as promptly as practicable take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the board of directors of the Company at the time or times contemplated by this Section 2.3.  Parent shall supply or cause to be supplied to the Company any information with respect to Parent, Acquisition Sub, their respective officers, directors and affiliates and proposed designees to the board of directors of the Company required by Section 14(f) and Rule 14f-1.

(c)                                  After Parent’s designees are elected or designated to, and constitute a majority of, the board of directors of the Company pursuant to Section 2.3(a), and prior to the Effective Time, the Company shall use its reasonable best efforts to cause the board of directors of the Company to maintain at least three (3) directors who are members of the board of directors of the Company on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the board of directors of the Company) so that the remaining Continuing Directors shall be entitled to elect or designate another person that satisfies the foregoing independence requirements to fill such vacancy, and such person shall be deemed to be a Continuing Director for purposes of this Agreement.  After Parent’s designees are elected or designated to, and constitute a majority of, the board of directors of the Company pursuant to Section 2.3(a), and prior to the Effective Time, subject to the terms hereof any (i) amendment or modification of this Agreement, (ii) termination of this Agreement by the Company, (iii) extension of time for performance of any of the obligations of the Parent or Acquisition Sub hereunder, (iv) waiver of any condition to the Company’s obligation hereunder, (v) exercise or waiver of the Company’s rights or remedies hereunder, (vi) amendment to the Company’s certificate of incorporation or bylaws, (vii) authorization of any agreement between the Company and any of its subsidiaries, on the one hand, and Parent, Acquisition Sub or any of their affiliates on the other hand, or (viii) taking of any other action by the Company in connection with this Agreement, or the transactions contemplated hereby required to be taken by the board of directors of the Company, may be effected only if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office; provided, however, that the remaining Continuing Directors shall appoint successors to any vacancies among the Continuing Directors in the event of a death, disability or resignation, and in the absence of any remaining Continuing Directors, the Company shall designate, prior to the Acceptance Time, three (3) alternate Continuing Directors that the board of directors of the Company shall appoint in the event of the death, disability or resignation of all of the Continuing Directors, each of whom shall, following such appointment to the board of directors of the Company, be deemed to be a Continuing Director for purposes of this Agreement. The Continuing Directors shall have, and the Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

Section 2.4                                   The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Protection One, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.5                                   Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Chicago time, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.6                                   Effective Time.

(a)                                  Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)                                 From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.7                                   Certificate of Incorporation and Bylaws. Subject to Section 6.7 of this Agreement, at the Effective Time, the certificate of incorporation and bylaws of the Surviving

Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws.

Section 2.8                                   Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.9                                   Officers.  From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 2.10                            Merger Without Meeting of Stockholders.  Notwithstanding the terms of Sections 6.2 and 6.3, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by Acquisition Sub in accordance with this Agreement and the exercise of the Top-Up Option, Parent and Acquisition Sub shall then own at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

Section 2.11         Top-Up Option.

(a)                                  The Company hereby grants to Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price such number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent and Acquisition Sub as of immediately prior to the exercise of the Top-Up Option as indicated by Parent or Acquisition Sub by notice to the Company, constitutes one share more than 90% of the number of shares of Common Stock outstanding immediately after such issuance (the “Top-Up Option Shares”); provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of shares of Common Stock pursuant to the Top-Up Option, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares).  Upon Parent’s request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.  Parent or Acquisition Sub may pay the Company the aggregate price required to be paid for the Top-Up Option Shares by delivery of an unsecured, non-negotiable and non-transferable promissory note, bearing simple interest at 3% per annum, with principal and interest due one year after the purchase of the Top-Up Option Shares, prepayable in whole or in part without premium or penalty.

(b)                                 Provided that no applicable Law (other than any regulation or listing requirement of any national securities exchange) shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto or otherwise make such exercise or issuance illegal, Acquisition Sub shall (unless the Short Form Threshold was met at the Acceptance Time) exercise the Top-Up Option in whole immediately after the Acceptance Time and prior to the Effective Time.

(c)                                  At the time that Acquisition Sub exercises the Top-Up Option, Acquisition Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”) that Acquisition Sub wishes to receive the shares subject to the Top-Up Option, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”), which closing shall be effective as of or immediately after the Acceptance Time.  The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Acquisition Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”).  At the Top-Up Closing, Acquisition Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, including at Acquisition Sub’s option by delivery of a promissory note in the form described in Section 2.11(a) in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Acquisition Sub a Certificate or Certificates representing the Top-Up Option Shares or, at Acquisition Sub’s request or otherwise if the Company does not then have certificated shares of Common Stock, the applicable number of Book-Entry Shares.  Such Certificates or Book-Entry Shares may include any legends that are required by applicable Law.

(d)                                 The parties hereto agree and acknowledge that, notwithstanding anything the contrary herein, the failure to obtain approval of the Company’s stockholders of the issuance of Common Stock pursuant to the Top-Up Option as a result of applicable stock exchange listing requirements shall not cause any condition to the Offer not to be met.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1                                   Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)                                  Cancellation of Company Securities. Each share of Common Stock held by the Company as treasury stock or held by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)                                 Conversion of Company Securities.  Except as otherwise provided in this Agreement, each share of Common Stock issued and outstanding (including all shares of Common Stock issued upon the acceleration of outstanding Restricted Share Units as of the Acceptance Time) immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted into the right to receive the Offer Price, without interest and subject to any withholding of Taxes required by applicable Law (the “Merger Consideration”).  Each share of Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically canceled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Common Stock shall cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration.  Any shares of Common Stock held by a wholly owned subsidiary of the Company shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation as the number of shares of Common Stock held by such subsidiary bore to the aggregate number of outstanding shares of Common Stock immediately prior to the Effective Time.

(c)                                  Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)                                 Adjustments. Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change.

Section 3.2                                   Exchange of Certificates.

(a)                                  Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the applicable merger consideration as provided in Section 3.1(b) and Section 3.3.  At or immediately after the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (such

Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”).  At or immediately after the Acceptance Time, Parent shall pay or cause to be paid to the Company and the Company shall disburse in cash the amounts payable in respect of Company Options pursuant to Section 3.3(a), Company SARs pursuant to Section 3.3(b) and Unvested Restricted Shares pursuant to Section 3.3(c).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) and Section 3.3, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock (including former holders of Restricted Share Units) and (ii) applied promptly to making the payments pursuant to Section 3.2(b) hereof. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1 and Section 3.3, except as expressly provided for in this Agreement.

(b)                                 As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (or to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Common Stock (including all former holders of Restricted Share Units) (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable merger consideration into which the number of shares of Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder).

(c)                                  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration (or the cash pursuant to Section 3.3) payable upon the surrender of the Certificates or Book-Entry Shares.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e)                                  No Liability.  None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)                                    Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(g)                                 Withholdings.  Parent, Acquisition Sub and Paying Agent shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as Parent, Acquisition Sub or Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law.  To the extent that amounts are so withheld by Parent, Acquisition Sub or Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.3                                   Stock Options, Stock Appreciation Rights, Unvested Restricted Shares and Restricted Share Units.

(a)                                  Treatment of Options. As of the Acceptance Time, each Company Option that is outstanding and unexercised immediately prior to the Acceptance Time (whether vested or unvested), shall vest in full and become fully exercisable.  The board of directors of the Company (or, if appropriate, any committee thereof) has taken or will take all actions that are commercially reasonable to provide that, upon the Acceptance Time, the Company Options shall be canceled by virtue of the completion of the Offer and without any action on the part of any holder of any Company Option, in consideration for the right at the Acceptance Time to receive, as promptly as reasonably practicable following the Acceptance Time (except with respect to the Company Options granted pursuant to the Company’s 2004 Stock Option Plan, which shall be paid at the time described in the last sentence of this Section 3.3(a)), a cash payment with respect thereto equal to the product of (A) the number of shares of Common Stock previously subject to such Company Option and (B) the excess, if any, of the Offer Price over the exercise price per share of Common Stock previously subject to such Company Option, less any required withholding Taxes (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payments”).  As of the Acceptance Time, all Company Options shall no longer be exercisable or outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment (plus, with respect to the Company Options granted pursuant to the Company’s 2004 Stock Option Plan, accrued interest as required by the last sentence of this Section 3.3(a)), and the Company has taken or will take all action necessary to ensure that former holders of Company Options will have no rights from and after the Acceptance Time other than the right to receive the Option Cash Payment from the Surviving Corporation in accordance with this Section 3.3(a).  If the exercise price per share of Common Stock with respect to any Company Option is equal to or greater than the Offer Price, such Company Option shall be, upon the Acceptance Time, canceled pursuant to this Section 3.3(a) without consideration.  Prior to the Acceptance Time, the Company shall take the actions necessary to effectuate this Section 3.3(a), including providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.  On the tenth calendar day following the Acceptance Time (or, if such day is not a Business Day, then on the first Business Day immediately following such tenth day), the Company shall mail (or make available for collection by hand) to each holder of Company Options that were granted pursuant to the Company’s 2004 Stock Option Plan a check in an amount due and payable to such holder pursuant to this Section 3.3(a) in respect of such Company Option, plus an amount equal to the interest that has accrued thereon between the Acceptance Time and the date on which the payment is made to such holder in accordance with this sentence, assuming a 6% per annum rate of interest.

(b)                                 Treatment of Stock Appreciation Rights.  As of the Acceptance Time, each Company SAR that is outstanding and unexercised immediately prior to the Acceptance Time (whether vested or unvested), shall vest in full and become payable.  Prior to the Acceptance Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions that are commercially reasonable to provide that, upon the Acceptance Time, the Company SARs shall be canceled by virtue of the completion of the Offer and without any action on the part of any holder of any Company SAR, in consideration for the right at the Acceptance Time to receive, as promptly as reasonably practicable following the Acceptance Time, a cash payment with respect thereto equal to the Redemption Price (as defined in the Stock Appreciation Rights Plan or the 2010 Stock Appreciation Rights Plan, as applicable), less any required withholding Taxes (the “SAR Cash Payment” and the sum of all such payments, the “Total SAR Cash Payments”).  As of the Acceptance Time, all Company SARs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company SAR shall cease to have any rights with respect thereto, except the right to receive the SAR Cash Payment. Prior to the Acceptance Time, the Company shall take the actions necessary to effectuate this Section 3.3(b), including providing holders of Company SARs with notice of their rights with respect to any such Company SARs as provided herein.

(c)                                  Treatment of Unvested Restricted Shares.  As of the Acceptance Time, each Unvested Restricted Share outstanding immediately prior to the Acceptance Time shall be canceled by virtue of the completion of the Offer and without any action on the part of the holder of the Unvested Restricted Share in consideration for the right at the Acceptance Time to receive, as promptly as reasonably practicable following the Acceptance Time, a cash payment with respect thereto equal to the Offer Price, less any required withholding Taxes (the “Unvested Restricted Share Payment” and the sum of all such payments, the “Total Unvested Restricted Share Payments”).  As of the Acceptance Time, all Unvested Restricted Shares shall no longer be outstanding and shall automatically cease to exist, and each holder of Unvested Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the Unvested Restricted Share Payment.

(d)                                 Treatment of Restricted Share Units.  As of the Acceptance Time, each Restricted Share Unit that is issued and outstanding immediately prior to the Acceptance Time shall be settled for the Company’s Common Stock with the right to receive the Merger Consideration immediately prior to the Effective Time, without interest, as provided in Section 3.1(b), less any required withholding Taxes.

(e)                                  No Further Grants.  After the Effective Time, no further Company Options, Company SARs, Restricted Share Units or other rights with respect to shares of Common Stock shall be granted under any Company Plans.

Section 3.4                                   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5                                   Dissenting Shares.  Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Acquisition Sub) and the Total Common Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date.

Section 3.6                                   Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable merger consideration, as provided for in Section 3.1(b) hereof, for each share of Common Stock formerly represented by such Certificates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof and only to the extent reasonably apparent from the disclosure therein (other than any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature) and, for the avoidance of doubt, without giving effect to any change of fact or circumstance subsequent to the date any such Company SEC Document was filed, or (ii) as disclosed in any section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows:

Section 4.1                                   Organization and Qualification; Subsidiaries.

(a)                                  Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where such failures to be so qualified or licensed and in good standing have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Section 4.1(b) of the Company Disclosure Letter sets forth a complete and correct list of each “significant subsidiary” of the Company as such term is defined in Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”).  Section 4.1(b) of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its subsidiaries and any other person of each Significant Subsidiary.  Except for Significant Subsidiaries disclosed in Section 4.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any person that is material to the business of the Company and its subsidiaries, taken as a whole.

Section 4.2                                   Certificate of Incorporation and By-Laws.  The Company has made available to Parent a complete and correct copy of the organizational or governing documents, each as amended to date, of the Company and each of its subsidiaries. The Amended and Restated Certificate of Incorporation and the By-laws and equivalent organizational or governing documents of the Company’s subsidiaries are in full force and effect. None of the Company or any of its subsidiaries, or to the knowledge of the Company, any of the other parties thereto, are in violation of any provision of the Amended and Restated Certificate of Incorporation or the By-laws or equivalent organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3                                   Capitalization.

(a)

(i)                                     The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 5,000,000 shares of the Company’s preferred stock, par value $0.10 per share (the “Preferred Stock”).  As of April 23, 2010, (i) 25,433,221 shares of Common Stock were issued and outstanding (including 100,000 Unvested Restricted Shares), (ii) no shares of Preferred Stock were issued and outstanding and (iii) no shares of Common Stock were held in treasury. As of April 23, 2010 there were (i) 2,762,546 shares of Common Stock authorized and reserved for future issuance (including, as of April 23, 2010, outstanding Company Options and Non-Plan Options to purchase 2,652,398 shares of Common Stock, outstanding Restricted Share Units, payable on a one-for-one basis, with respect to 105,148 shares of Common Stock and outstanding Company Warrants to purchase 5,000 shares of Common Stock) and (ii) outstanding Company SARs with respect to 2,435,343 shares of Common Stock.  As of April 23, 2010 there were outstanding Company Warrants to purchase 5,000 shares of Common Stock and Non-Plan Options to purchase 591,594 shares of Common Stock which have the expiration date and exercise price set forth on Section 4.3(a) of the Company Disclosure Letter.  Except as set forth above, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii)                                  Each outstanding share of capital stock or other equity interest of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is not subject to preemptive rights and is held, directly or indirectly, by the Company or another of the Company’s subsidiaries free and clear of all claims, liens and encumbrances.

(b)                                 Except as set forth above and except as expressly permitted under Section 6.1 hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.  There are no agreements, arrangements or understandings to which the Company or any of its subsidiaries is a party with respect to capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries.

Section 4.4                                   Authority Relative to Agreement.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval (if required by applicable Law), to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company, including stockholder approval, are necessary to authorize the execution and delivery of this Agreement or to consummate, without limitation the Offer and the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval if required by applicable Law, as well as the filing of the Certificate of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the

Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).  The board of directors of the Company has taken all necessary action so that no state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any other transaction contemplated by this Agreement or the Support Agreements.

(b)                                 At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the board of directors of the Company duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL and (iii) recommending that the stockholders of the Company accept the Offer, tender their Common Stock to Acquisition Sub in the Offer and, to the extent applicable, approve and adopt this Agreement and the Merger (the “Company Recommendation”).

Section 4.5                                   No Conflict; Required Filings and Consents.

(a)                                  None of the execution and delivery of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both) (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate the Amended and Restated Certificate of Incorporation or By-laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries, or results in any material payment by the Company to any other party, pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           None of the execution and delivery of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) the HSR Act, (iii) the DGCL and (iv) the rules of NASDAQ, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6            Permits and Licenses; Compliance with Laws.  Each of the Company and its subsidiaries holds and is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), the Company Permits are in full force and effect and are held free and clear of any Liens, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, the existence of any Lien on or the suspension or cancellation of any of the Company Permits is not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or any of its subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, Core Lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7            Company SEC Documents.

(a)           Since December 31, 2006, the Company has timely filed with the SEC all material forms, documents, statements and reports required to be filed or furnished by it with the SEC (the forms, documents, statements and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained  any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.  The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since January 1, 2007 and prior to the date hereof.  As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents.  To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)           The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  Except as set forth in Section 4.7(b) of the Company Disclosure Letter, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect.

(c)           The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Schedule 14D-9, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act or any other applicable federal securities laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, at the Expiration Date and at the time of the Stockholders’ Meeting, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or any other document filed or distributed by the Company based on information furnished by Parent or Acquisition Sub in writing expressly for inclusion therein.

Section 4.8            Disclosure Controls and Procedures.  The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and principal financial officer by others and is recorded, processed, summarized and reported within the required time periods.  Since December 31, 2007, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the board of directors of the Company (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any non-privileged material written materials in its possession relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2007.  Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9            Absence of Certain Changes or Events.  From January 1, 2010 to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (i) the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice, (ii) there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) there has not been any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1.

Section 4.10         No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements (as restated, if applicable) or the notes thereto for the fiscal year ended December 31, 2009 included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, and (c) for liabilities expressly contemplated by this Agreement, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries.

Section 4.11         Absence of Litigation.  There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12         Employee Benefit Plans.

(a)           Section 4.12(a) of the Company Disclosure Letter lists all material Company Benefit Plans.  For each Company Benefit Plan set forth on Section 4.12(a) of the Company Disclosure Letter, the Company has made available to Parent complete copies of the following (as applicable):  (i) the written document evidencing such Company Benefit Plan, including all material amendments, modifications or supplements thereto (or, with respect to any such plan that does not have a written plan document, a summary of the material terms thereof), (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, (iv) the most recently prepared actuarial report or financial statement, if any, (v) the most recent summary plan description, if any, and all material modifications thereto, (vi) copies of any material written correspondence with the Department of Labor or the IRS dated on or after January 1, 2007 regarding audits or noncompliance with the Code or ERISA, and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements.

(b)           Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including but not limited to ERISA and the Code.  There are no pending investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan.

(c)           No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any subsidiary of the Company that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any subsidiary of the Company of incurring any such liability either directly or indirectly as a result of an employee pension benefit plan of an ERISA Affiliate.

(d)           Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust  is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that has or could reasonably likely result, individually or in the aggregate, in the loss of such qualification or tax-exempt status.

(e)           On or prior to the date hereof, a committee of the board of directors of the Company composed of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act.  For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any subsidiary of the Company, on the one hand, and any holder of shares of Common Stock who is or was a director, officer or employee of the Company or any subsidiary of the Company, on the other hand, entered into during the eighteen months immediately prior to the date hereof, and (ii) any Company Options, Company SARs or Restricted Share Units awarded to, or any acceleration of vesting of any Company Options, Company SARs or Restricted Share Units held by, any holder of shares of Common Stock who is or was a director, officer or employee of the Company or any subsidiary of the Company during the eighteen months immediately prior to the date hereof.

(f)            No Company Benefit Plan provides health or life benefits following termination of employment except as required by Section 4980B of the Code or similar Law.

(g)           Except as would not result in any material liability to the Company, all contributions required by Law or due pursuant to the plan document to be made to any Company Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with GAAP.

(h)           Neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) accelerate the vesting, exercisability or payment of, or increase the amount or value of, any payment, under any Company Benefit Plan, or result in any limitation on the right of the Company or any subsidiary of the Company to amend or terminate any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(i)            Neither the Company nor any of its subsidiaries has any material liability under Section 4975 of the Code or Section 406 or 502 of ERISA.

(j)            Each Company Benefit Plan that is a “non qualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with  Section 409A of the Code and guidance issued thereunder and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with

Section 409A of the Code, except for such noncompliance with respect to clause (i) or (ii) above that would not have a Company Material Adverse Effect.

Section 4.13         Labor Matters.  There is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries.  To the knowledge of the Company, there are no union organizing efforts pending or threatened against the Company or any subsidiary of the Company.

Section 4.14         Intellectual Property.

(a)           Except as would not reasonably be expected to, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own or have the right to use in the manner currently used all Intellectual Property Rights used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) neither the Company nor any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity, enforceability, registration, ownership or use of any of the Company Intellectual Property Rights.

(b)           Section 4.14(b) of the Company Disclosure Letter sets forth a complete and accurate list of all licenses, sublicenses and other agreements to which the Company and/or its subsidiaries are a party pursuant to which Company or its subsidiaries are authorized to use any third party Intellectual Property Rights, other than shrink-wrap, click-wrap and off-the-shelf software agreements that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $50,000 per year (the “IP Licenses”).  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its subsidiaries under any of the IP Licenses.

(c)           To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement, misappropriation or other violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15         Taxes.

(a)           (i) The Company and each of its subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all U.S. federal and material other Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects; and (ii) the Company and each of its subsidiaries has paid all material Taxes due and payable by it, except, in the case of clause (ii) hereof, with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements including in the Company SEC Documents.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are not pending or, to the knowledge of the Company, threatened in writing any audit, examination, investigation or other proceeding or any claim or assessment in respect of Taxes; (ii) there are no Liens for Taxes on any of the property or assets of the Company or any of its subsidiaries other than Permitted Liens; (iii) there are no agreements in effect to waive or extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its subsidiaries may be liable; (iv) neither the Company nor any of its subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which such entity does not file a Tax Return stating or asserting that such entity is subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return which claim has not been fully paid or settled; and (v) neither the Company nor any of its subsidiaries has entered into a transaction under which gain or income has been realized but the taxation of such gain has been deferred under any provision of federal, state, local or foreign Tax Law or by agreement with any Tax authority (including an installment sale, a deferred intercompany transaction or a gain recognition agreement), or a transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), in each case if such gain recognition or such loss or credit recapture, if triggered, would give rise to a Tax liability.

(c)           None of the Company or any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).  Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract, by Law or otherwise.

(d)           None of the Company or any of its subsidiaries or any affiliates of the foregoing or any of their predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(e)           None of the Company or any of its subsidiaries is or has been required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Treasury Regulation Section 1.6011-4(b)(2).

Section 4.16         Real Property.

(a)           The owned real property set forth Section 4.16(a) of the Company Disclosure Letter  (such property, the “Core Owned Real Property”) is owned of record free and clear of all Liens, except:  (A) as set forth in Section 4.16(a) of the Company Disclosure Letter; (B) matters that are disclosed in the title policy and survey for the burdened Core Owned Real Property; (C) Permitted Liens; and (D) zoning, planning and other limitations and restrictions of record.

(b)           Neither the Company nor any of its subsidiaries has received written notice of any pending condemnation, expropriation, eminent domain or similar action affecting all or any portion of the Core Owned Real Property, and, to the Company’s knowledge, no such action is threatened.

(c)           Either the Company or any of its subsidiaries has a valid and subsisting leasehold estate in the leased or licensed real property set forth on Section 4.16(d) of the Company Disclosure Letter (each, a “Core Lease,” and collectively, the “Core Leased Real Property”).  A true and correct copy of each such Core Lease, license or occupancy agreement, and any amendments thereto as of the date of this Agreement, with respect to the Leased Real Property (collectively, the “Core Real Property Leases”) has been made available to Parent.

(d)           With respect to each Core Real Property Lease:  (i) such Core Real Property Lease is valid, binding and enforceable against the Company or any of its subsidiaries, as applicable, in accordance with its terms and is in full force and effect, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity); (ii) there is no existing default by the Company, any of its subsidiaries or, to the Company’s knowledge, the lessor under any of the Core Real Property Leases, and no event has occurred that (with notice, lapse of time or both) could reasonably be expected to (A) constitute a breach or default under any of the Core Real Property Leases by the Company, any subsidiary or, to the Company’s knowledge, the lessor or (B) give the lessor, or, to the Company’s knowledge, the Company or any of its subsidiaries the right to terminate, accelerate or modify any Core Real Property Lease; and (iii) neither the Company nor any of its subsidiaries have received any written notice that it is currently in default under any Core Real Property Lease.

(e)           Neither the Company nor any of its subsidiaries has received written notice of any pending condemnation, expropriation, eminent domain or similar action affecting all or any portion of the Core Leased Real Property, and, to the Company’s knowledge, no such action is threatened.

Section 4.17         Material Contracts.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of each contract, as of the date hereof, to which the Company or any subsidiary of the Company is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories: (i) any agreement that limits in any material respect the freedom of the Company, any subsidiary of the Company or any of the Company’s current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (ii) any joint venture, strategic alliance, partnership agreement or similar arrangement that is material to the Company and its subsidiaries as a whole, (iii) any agreement that requires future expenditures by the Company or any subsidiary of the Company of more than $500,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty, (iv) any agreement that by its terms limits the payment of dividends or other distributions by the Company or any subsidiary of the Company, (v) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company of any subsidiary of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (vi) any acquisition or divestiture agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that, individually or in the aggregate, obligate the Company to make payments, or could reasonably be expected to result in payments in excess of $250,000, (vii) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $100,000 individually, other than surety or performance bonds or similar arrangements entered into in the ordinary course of business, or (viii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).  Each contract of the type described in this Section 4.17(a) is referred to herein as a “Company Material Contract.”  True and complete copies of each Company Material Contract have been provided by the Company to Parent, or are publicly filed with the SEC.

(b)           Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and no event or condition exists or to the Company’s knowledge is alleged to exist which constitutes or, after notice or lapse of time or both, will constitute a default on the part of the Company or its subsidiaries in each case, where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or its applicable subsidiary has, and to the Company’s knowledge, each other party to the Material Contracts has performed the obligations required by it under each Material Contract except where such failure to perform has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.18         Industry Practices.

(a)           Each of the Company and its subsidiaries has, to the Company’s knowledge, provided each residential customer that it originated (and did not acquire from a third party) with the three-day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (“Cooling Off Period for Door to Door Sales”) and any similar applicable state Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           To the knowledge of the Company, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the written agreements with the Company’s customers (i) contain terms and conditions which, to the knowledge of the Company, are materially consistent with those in the United States electronic security industry generally and (ii) do not require the consent of or notice to any party thereto for a change in control of the Company.

Section 4.19         Security Systems; Monitoring Centers.

(a)           Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, alarm systems installed by the Company, its subsidiaries or their predecessors since January 1, 2007 have been installed, and tested in accordance with practices prevailing in the security alarm industry in the United States and local governmental authorities.

(b)           The Company does not operate or own any central monitoring centers other than those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Each such monitoring station holds Underwriters Laboratories Inc. listings as protective signaling services stations and, to the knowledge of the Company, there are no material deficiencies with respect to the specifications for such listings.

Section 4.20         Insurance.  The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each of the Company’s subsidiaries (the “Insurance Policies”).  Section 4.20 of the Company Disclosure Letter contains a true and complete list of the Insurance Policies.  Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and each of the Company’s subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies.  None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

Section 4.21         Opinion of Financial Advisor.  The board of directors of the Company has received the written opinion (the “Fairness Opinion”) of Lazard Freres & Co. LLC (the “Company Financial Advisor”) on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received by the stockholders of the Company pursuant to the Offer and Merger is fair to the holders of Common Stock from a financial point of view.

Section 4.22         Vote Required.  If required, the affirmative vote of the holders of outstanding Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.23         Brokers.  No broker, finder or investment banker other than Lazard Freres & Co. LLC and J.P. Morgan Securities Inc. is entitled to any brokerage, finder’s or other fee or commission in connection the transactions contemplated by this Agreement, including the Offer and the Merger based upon arrangements made by or on behalf of the Company.  The Company has provided to Parent a true and correct copy of the engagement letters with Lazard Freres & Co. LLC and J.P. Morgan Securities Inc.

Section 4.24         Related Party Transactions.  There have been no transactions, agreements, arrangements or understandings between the Company or any if its subsidiaries on the one hand, and the affiliates of the Company (other than the subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act.

Section 4.25         No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Acquisition Sub or any other person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1            Organization and Qualification; Subsidiaries.  Parent is a limited liability company and Acquisition Sub is a corporation and each is duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation.  Each of Parent and Acquisition Sub has the requisite power and authority, and necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2            Certificate of Incorporation, By-Laws, and Other Organizational Documents.  Parent has made available to the Company a complete and correct copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws (or equivalent organizational or governing documents), as applicable, and other organizational documents, each as amended to date, of each of Parent and Acquisition Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Acquisition Sub or, to the knowledge of Parent, the other parties thereto are in violation of any material provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3            Authority Relative to Agreement.  Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and Merger. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Offer and Merger, have been duly and validly authorized by all necessary action of Parent and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder, by action by written consent), and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer and the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4            No Conflict; Required Filings and Consents.

(a)           None of the execution and delivery of this Agreement by Parent and Acquisition Sub, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by Parent or Acquisition Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Acquisition Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both) (i) conflict with or violate the formation certificate, limited liability company agreement, certificate of incorporation, by-laws (or equivalent organizational documents), as applicable, of (A) Parent or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Financing, any Lien required or permitted thereunder) on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           None of the execution and delivery of this Agreement by Parent and Acquisition Sub, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by Parent and Acquisition Sub of the Merger or any other transaction contemplated by this Agreement or compliance by Parent or Acquisition Sub with any provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any applicable Antitrust Law, filing and recordation of appropriate merger documents as required by the DGCL and the rules of NASDAQ, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5            Absence of Litigation.  There is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against either Parent or

Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case as has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6            Financing.

(a)           Parent has delivered to the Company a true and complete copy, as of the date hereof, of the executed commitment letter from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Barclays Capital and Barclays Bank PLC, together with copies of any provisions relating to “market flex” with respect to the financing contemplated by such commitment letter, and the executed commitment letter from TCW/Crescent Mezzanine Management V, LLC (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Acquisition Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Parent has delivered to the Company a true and complete copy of the executed commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) from GTCR Fund IX/A, L.P. (the “Guarantor”) pursuant to which the Guarantor has committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)           As of the date of this Agreement:  (i) the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect; (ii) each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and, to the knowledge of Parent, the other parties thereto; (iii) other than customary letters with respect to fees or indemnities or as disclosed to the Company, there are no other agreements, side letters or arrangements relating to the Financing Commitments;  (iv) assuming the accuracy and completeness of the representations and warranties of the Company contained in Article IV and performance by the Company of its covenants and agreements in this Agreement, and the accuracy and completeness of the representations and warranties, and performance of the covenants and agreements, in the Support Agreement by the parties thereto, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term or condition of the Financing Commitments; and (v) assuming satisfaction of the conditions (other than those to be satisfied at the Closing or the Acceptance Time) to Parent’s and Acquisition Sub’s obligations to consummate the Offer and Merger as set forth herein, neither Parent nor Acquisition Sub has reason to believe that it could be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments.  Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement.  The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Acquisition Sub on the terms therein.  Subject to the terms and conditions of the Financing Commitments, and assuming the accuracy and completeness of the representations and warranties of the Company contained in Article IV and performance by the Company of its covenants and agreements in this Agreement, and the accuracy and completeness of the representations and warranties, and performance of the covenants and agreements, in the Support Agreements by the parties thereto, the aggregate proceeds from the Financing are sufficient to fund all of the amounts required to be provided by Parent or Acquisition Sub for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Offer Price in respect of each share of Common Stock validly tendered and accepted in the Offer, the Total Common Merger Consideration and all other amounts to be paid pursuant to Section 3.2 and Section 3.3 and the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of indebtedness of Parent, the Acquisition Sub or the Company required in connection therewith).  Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Acquisition Sub after the date of this Agreement by new, alternative or additional financing commitments in accordance with Section 6.11.

Section 5.7            Guaranty.  Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof, in respect of (i) the full amount of the Parent Termination Fee and (ii) all costs of collection (including attorneys’ fees) associated with enforcing the Company’s rights thereunder, the reimbursement of expenses as provided in Section 6.12 and any indemnification amounts payable pursuant to Section 6.11(a), subject to a maximum aggregate amount payable by the Guarantor for all amounts payable under this clause (ii) of $2,000,000.  The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.

Section 5.8            Capitalization of Acquisition Sub.  As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Acceptance Time and Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent.  Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Acceptance Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer and the Merger and the other transactions contemplated by this Agreement.

Section 5.9            Interest in Competitors.  Parent, Acquisition Sub and Guarantor do not own any interest, nor do any of their respective affiliates or equity holders or persons anticipated to be equity holders at the Acceptance Time own any interests (insofar as such interests would be attributed to Parent, Acquisition Sub or Guarantor under the HSR Act), in any entity or person that derives revenues from products, services or lines of business within the Company’s products, services or lines of business.

Section 5.10         Brokers.  Except for Morgan Keegan & Company, Inc., Barnes & Associates, Inc. and Barclays Capital, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer and the Merger based upon arrangements made by or on behalf of Parent or the Guarantor.

Section 5.11         Solvency.  None of Parent, Acquisition Sub and the Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Offer and the Merger as set forth herein, and (ii) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualification or exception) and (iii) any estimates, projections or forecasts of the Company and its subsidiaries provided by the Company to Parent have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to all of the transactions contemplated by this Agreement (including the Financing), the Surviving Corporation will be Solvent.  As used in this Section 5.11, the term “Solvent” means, with respect to a particular date, that on such date, (x) the sum of the assets, at a fair valuation, of the Surviving Corporation (on a stand alone basis) will exceed its debts, (y) the Surviving Corporation (on a stand alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature and (z) the Surviving Corporation (on a stand alone basis) has sufficient capital with which to conduct its business. For purposes of this Section 5.11, “debt” means any liability on a claim, and “claim” means any (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.12         Parent Ownership of Company Securities. Parent, the Guarantor and their respective subsidiaries do not beneficially own any shares of Common Stock or other securities of the Company or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.13         WARN Act. Parent and Acquisition Sub are neither planning nor contemplating, and Parent and Acquisition Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 5.14         Management Agreements.  Other than this Agreement and the Support Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between the Guarantor, Parent or Acquisition Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the board of directors or any of the Company’s affiliates, on the other hand relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.15         Offer Documents.  The information supplied by Parent or Acquisition Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Offer Documents, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of Rule 14d-3 of the Exchange Act or any other applicable federal securities laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that Parent and Acquisition Sub make no representation or warranty with respect to statements made in the Offer Documents or any other document filed or distributed by Parent or Acquisition Sub based on information furnished by the Company in writing expressly for inclusion therein.

Section 5.16         Acknowledgement of Disclaimer of Other Representations and Warranties.  Parent and Acquisition Sub acknowledge that, to their knowledge, as of the date hereof, they and their Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which they and their Representatives, as of the date hereof, have requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1            Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent, (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and the Company and its subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s business organization, to keep available the services of those of their current officers, employees and consultants who are integral to the operation of their businesses as currently conducted, preserve substantially intact all material relationships with customers, suppliers, Governmental Authorities and other persons having significant business dealings with it and maintain its permits; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision set forth below.  Furthermore, the Company agrees with Parent that, except as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           amend, modify, rescind or otherwise change, the Amended and Restated Certificate of Incorporation or By-laws of the Company or such equivalent organizational or governing documents of any of its subsidiaries;

(b)           except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, or as otherwise contemplated in Section 6.1(e) of this Agreement, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock; provided, however that the Company may issue shares upon exercise of any Company Option, Non Plan Option, Company SAR or Company Warrant or payment of any Restricted Share Unit, in each case, outstanding as of the date hereof;

(c)           declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company or adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(d)           except as required pursuant to written agreements or Company Benefit Plans existing and in effect as of the date hereof, or as otherwise required by applicable Law, (i) increase in any manner the compensation or other benefits payable or to become payable to any of the current or former directors, officers or employees of the Company or any of its subsidiaries, except with respect to customary annual salary increases for non-management level employees, (ii) pay or commit to pay any severance, bonus, retirement or retention amounts to any of the current or former  directors, officers or employees of the Company or any of its subsidiaries, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any equity compensation, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of the Company or any of its subsidiaries (or newly hired employees), (iv) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits except for Company SARs, Company Options, Restricted Share Units and Unvested Restricted Shares outstanding as of the date hereof, (v) establish, adopt, renew, enter into, amend or extend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, (vi) hire or terminate the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation (cash, equity and targeted commissions) of $100,000 or more, or, in the case of commissioned sales personnel, $200,000 or more, or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan, including any plan, policy, arrangement or agreement providing for incentive compensation (including bonuses, commissions and similar payments), or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (viii) enter into, amend or otherwise modify in any manner any plan, policy, arrangement or agreement of the Company or any of its subsidiaries providing for incentive compensation (including bonuses, commissions and similar payments);

(e)           grant, confer or award except as may be required under agreements executed prior to the date hereof and as disclosed to Parent, any options, convertible securities, restricted share units or other rights with respect to any of its or its subsidiaries’ capital stock or take any action not otherwise expressly contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof);

(f)            acquire or agree to acquire (including by merger, consolidation, acquisition of stock or assets or forming a partnership or joint venture with), any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions of supplies and inventory in the ordinary course of business consistent with past practices;

(g)           incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness for any person (other than a subsidiary  of the Company) except for surety or performance bonds or similar arrangements entered into in the ordinary course of business and other than pursuant to the master vehicle lease agreement disclosed to Parent;

(h)           terminate, cancel, renew, modify or amend any Company Material Contract or any lease, sublease or other contract with respect to any Core Leased Real Property or enter into or amend any contract or agreement that, if existing on the date hereof, would be a Company Material Contract or a material lease, sublease or other contract with respect to real property;

(i)            enter into any transaction, contract or arrangement of the type described in Section 4.24;

(j)            make any material change to its methods of accounting in effect at December 31, 2009, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents filed prior to the date hereof;

(k)           except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of, abandon or fail to maintain any portion of its material properties or assets, other than in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Antitrust Laws in order to permit or facilitate the consummation of the transactions contemplated hereby;

(l)            make or change any material election with respect to Taxes; adopt or change any material accounting method with respect to Taxes; amend any U.S. federal income or material other Tax Return; enter into any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other Taxing authority; settle any audit, proceeding or claim with respect to a material amount of Taxes owed by the Company or any of its subsidiaries or forego any material Tax refund;

(m)          settle, compromise, waive or assign any proceeding, demand, suit, claim, action or governmental, administrative or regulatory investigation, audit or inquiry other than settlements or compromises of any such proceedings, demands, suits, claims or actions (A) which would not result in any equitable relief or other non-monetary damages or penalties being imposed on the Company or any of its subsidiaries and (B) where the amount paid (less the amount reserved for such matters by the Company on the Company’s consolidated balance sheet as presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009) in settlement or compromise does not exceed $500,000 individually or in the aggregate;

(n)           make any loans, advances or capital contribution to, or investments in, any other person (other than any wholly owned subsidiary of the Company), other than investments of excess funds in short term investments, employee expense advancements and loans made by the Company’s CMS Capital Advantage business, in each case, in the ordinary course of business consistent with past practice;

(o)           make any capital expenditures (or authorize or commit to make any capital expenditures) that are not contemplated by the capital expenditure budget set forth in Section 6.1(o) of the Company Disclosure Letter (which expenditures shall not be accelerated inconsistent with past practice), having an aggregate value in excess of $200,000 for any two (2) consecutive month period;

(p)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(q)           enter into any new line of business outside of its existing business segments;

(r)            take any action intended to result in any of the conditions to the Offer set forth on Annex I or to the Merger set forth in Article VII not being satisfied or intended to prevent, delay or impair the ability of the Company to consummate the Merger;

(s)           convene any annual or special meeting (or any adjournment thereof) of the stockholders of the Company other than (i) the Company’s 2010 meeting of stockholders solely for the purposes of electing directors and (ii) a stockholder meeting to adopt this Agreement and approve the Merger (if such a meeting is required by applicable Law);

(t)            fail to keep in force any material insurance policy or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its subsidiaries as are currently in effect; or

(u)           authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2            Proxy Statement.

(a)           Covenants of the Company with Respect to the Proxy Statement. Subject to Section 6.6 hereof, after the Acceptance Time, if required, the Company shall prepare and, as promptly as reasonably practical after the Acceptance Time, cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held, if required, to consider the adoption and approval of this Agreement and the Merger. The Company shall include, except to the extent provided in Section 6.6, the text of this Agreement and the recommendation of the board of directors of the Company that the Company’s stockholders approve and adopt this Agreement and shall use all reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. The Company shall ensure that none of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Covenants of Parent with Respect to the Proxy Statement. Parent shall ensure that none of the information with respect to Parent, the Guarantor or their respective affiliates to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Cooperation. The Company, Parent and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(d)           Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 6.3            Stockholders’ Meeting.  Subject to Section 6.6 hereof, if approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company shall, as promptly as reasonably practicable following the Acceptance Time in consultation with the Parent, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”).  At the Stockholders’ Meeting, (i) Parent and its subsidiaries will vote all shares of the Company’s stock owned by them or as to which they have been granted a proxy in favor of approval and adoption of this Agreement, (ii) Parent and the Company will use their respective reasonable best efforts to solicit from the Company’s shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, and (iii) the Company will be entitled to adjourn or postpone the Stockholders’ Meeting one (1) time (and will postpone or adjourn the Company Stockholders’ Meeting one (1) time at the written request of Parent), provided that any such adjournment or postponement shall be no longer than 30 days after the originally scheduled meeting date.

Section 6.4            Appropriate Action; Consents; Filings.

(a)           Subject to Section 6.6, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Offer and the Merger set forth in Annex I and Article VII to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions including the Offer and the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than five (5) Business Days following the date that this Agreement is executed) make and not withdraw its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby, including the Offer, the Merger and the Top-Up Option.

(b)           Parent and Acquisition Sub agree to take (and to cause their affiliates to take) promptly any and all reasonable steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement, including the Offer and the Merger, as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Offer or the Merger and the other transactions contemplated by this Agreement. Further, and for the avoidance of doubt, Parent will take any and all reasonable actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division, the Federal Trade Commission or other foreign or U.S. Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Offer or the Merger by the Outside Date.

(c)           Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third party consents not covered by paragraphs (a) and (b) above that are necessary, proper or advisable to consummate the Offer or the Merger; provided that the Company shall not be required to make any payments to a third party to obtain any consent or approval of such third party without the prior agreement of Parent to reimburse the Company for any such payment.  Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

Section 6.5            Access to Information; Confidentiality.

(a)           From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, the Company will provide to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the Company’s and its subsidiaries’ properties, books, contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries (but not including access to perform physical or environmental examinations or to take samples of the soil, ground water, air or products); provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, or (iii) otherwise violate any applicable Laws.

(b)           The Company shall comply with its obligations, and Parent and Acquisition Sub shall each comply with the obligations of GTCR Golder Rauner II, LLC as if they were a party thereto, and in each case shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.6            No Solicitation of Competing Proposal.

(a)           From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company agrees that neither it nor any subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:  (i) solicit, initiate, propose or knowingly facilitate or encourage (including by providing nonpublic information) any inquiries, proposals or offers or any other efforts or attempts that constitute or would reasonably be expected to lead to any Competing Proposal, (ii) furnish to any person any nonpublic information with respect to, any inquiries, proposals or offers, or any other efforts or attempts, that constitute or would reasonably be expected to lead to any Competing Proposal, (iii) engage, continue or participate in discussions or negotiations with any person with respect to any inquiries, proposals or offers, or any other efforts or attempts, that constitute or would reasonably be expected to lead to any Competing Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Proposal (including providing any consent or authorization to make a Competing Proposal to any officer or employee of the Company or to the board of directors of the Company (or any member thereof) pursuant to any existing confidentiality agreement), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Competing Proposal, (vi) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation within two (2) Business Days after Parent so requests, (vii) fail to include the Company Recommendation in the Offer Documents, (viii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document or any agreement or commitment providing for any Competing Proposal or offer that would reasonably be expected to lead to a Competing Proposal, (ix) change, qualify, withhold or withdraw or modify in a manner adverse to Parent or Acquisition Sub the Company Recommendation, or (x) resolve to propose or agree to do any of the foregoing (any action or failure to take action described in clauses (v), (vi), (vii), (ix) and, with respect to clauses (v), (vi), (vii) and (ix), (x), a “Change of Recommendation”).  The Company shall immediately cease and use its reasonable best efforts to cause to be terminated any solicitation, encouragement, discussion or negotiation with any person conducted prior to the execution of this Agreement by the Company, its subsidiaries or any of their respective Representatives with respect to any Competing Proposal and shall request the return or destruction of all confidential information provided by or on behalf of the Company or any of its subsidiaries to such person.

(b)           Notwithstanding the limitations set forth in Section 6.6(a), if at any time prior to the Acceptance Time the Company receives a Competing Proposal (i) which did not result from or arise in connection with a breach of Section 6.6(a), (ii) which the board of directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors constitutes a Superior Proposal or would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal and (iii) after consultation with the Company’s outside legal counsel, the board of directors of the Company determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with standstill provisions identical in all substantive respects and otherwise not materially less favorable in the aggregate to the Company than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that the Company shall substantially concurrently provide or make available to Parent any information concerning the Company or its subsidiaries provided to such third party which was not previously provided to Parent.

(c)           The Company shall promptly notify Parent orally of any Competing Proposal (and in no event later than twenty-four (24) hours following the Company’s receipt or knowledge of such Competing Proposal) and promptly thereafter notify Parent in writing with such notice to include the identity of the person making such Competing Proposal and a copy of such Competing Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Competing Proposal), including any modifications thereto.  The Company shall keep Parent reasonably informed on a reasonably current basis of the status of any Competing Proposal (including any material changes to the terms thereof or any meaningful discussions relating thereto) and shall provide Parent with copies of all revised written proposals or offers with respect to such Competing Proposal.  The Company shall not, and shall cause its subsidiaries not to, enter into any contract or agreement with any person subsequent to the date of this Agreement, and neither the Company nor any of its subsidiaries is party to any contract or agreement, in each case, that prohibits the Company from providing such information to Parent.

(d)           Notwithstanding the limitations set forth in Section 6.6(a), the board of directors of the Company may, in response to the receipt of a Competing Proposal which the board of directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent (including pursuant to clause (ii) below), make a Change of Recommendation, if the board of directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the board of directors of the Company to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that the board of directors of the Company may not effect a Change of Recommendation unless (A) such Superior Proposal is not attributable to the breach of this Section 6.6 and (B):

(i)            the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the Superior Proposal Agreement; and

(ii)           prior to effecting such Change of Recommendation, the Company shall, and shall cause its Representatives to, during the Notice Period for a reasonable period of time of each day during the notice period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) so as to allow Parent the opportunity to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to such Competing Proposal that the board of directors of the Company has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.6(d) with respect to such new written notice.

(e)           Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the board of directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that any such disclosure (other than a “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14D-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the board of directors of the Company expressly publicly reaffirms the Company Recommendation within three (3) Business Days following a request by Parent.

(f)            As used in this Agreement, “Competing Proposal” shall mean any bona fide proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) for (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets or business, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets, revenues or net income of the Company and its subsidiaries; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition in any manner, directly or indirectly, by any person of fifteen percent (15%) or more of the issued and outstanding shares of the equity securities (by vote or by value) of the Company or any of its subsidiaries, (iv) any purchase, acquisition, tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the Common Stock or any class of equity or voting securities of the Company or its subsidiaries or (v) any combination of the foregoing.

(g)           As used in this Agreement, “Superior Proposal” shall mean a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and outside legal advisors, and taking into account the conditionality, expected timing, likelihood of consummation, and all of the terms, impact and all legal, financing and regulatory aspects and status, stockholder litigation, break up fees and expense reimbursement provisions, are more favorable from a financial point of view to all of the stockholders of the Company than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.6(d))).

(h)           The Company agrees that any material violation of the restrictions set forth in this Section 6.6 by any of the Representatives or subsidiaries of the Company shall be deemed to be a breach of this Agreement (including this Section 6.6) by the Company.

Section 6.7            Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in the Company’s or each of the Company’s subsidiaries’ respective articles or certificates of incorporation or by-laws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by:  (A) the Amended and Restated Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement and (B) any indemnification agreement of the Company or its subsidiaries or other applicable contract as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(A) and (B) above in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)           Without limiting the provisions of Section 6.7(a), during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)           Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies.  If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)           The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.7.

(e)           The rights of each Indemnitee under this Section 6.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f)            Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8            Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Offer or the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Offer or the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Offer or the Merger or the transactions contemplated hereby.

Section 6.9            Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with NASDAQ to which Parent or the Company is a party in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.  Each of the parties hereto agrees that, promptly following execution of this Agreement, (a) the Company shall (i) issue a press release in a form mutually agreed to by Parent announcing the execution of this Agreement and the transactions contemplated hereby, (ii) file a current report with the SEC on Form 8-K attaching such press release and copy of this Agreement as exhibits and (iii) file a pre-commencement communication on Schedule 14D-9 attaching the press release and (b) Parent and Acquisition Sub shall file a pre-commencement communication of Schedule TO attaching the press release.  Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Agreement, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.

Section 6.10         Employee Matters.

(a)           During the one-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees and former employees of the Company and any of its subsidiaries (“Company Employees”) compensation and benefits that are in the aggregate, no less favorable than the compensation and benefits being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans.

(b)           Without limiting paragraph (a) of this Section 6.10, (i) during the one-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to Company Employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees upon a termination of employment immediately prior to the Effective Time and (ii) Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under any Company Benefit Plan, without any amendment or change that is adverse to any participant therein. During the period specified in (i) above, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

(c)           For purposes of eligibility and vesting under the Company Benefit Plans of Parent, the Company, the Company subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing:  (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)           Nothing in this Agreement shall restrict the right of Parent or any of its affiliates (including the Surviving Corporation) to terminate the employment of any Company Employee after the Closing Date.  The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose.  In addition, nothing in this Agreement shall be construed to limit the right of Parent or any of its affiliates (including the Surviving Corporation) to amend or terminate any employee benefit plan in accordance with the terms thereof.

Section 6.11         Financing.

(a)           Parent acknowledges and agrees that the Company (prior to the Effective Time) and its affiliates and their respective directors, officers, employees, agents and Representatives shall not have any responsibility for, or incur any liability to any person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.11 and that Parent and Acquisition Sub shall indemnify and hold harmless the Company and its affiliates and their respective directors, officers, employees, agents and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its affiliates).

(b)           Each of Parent and Acquisition Sub shall use, and shall cause their affiliates to use, their respective reasonable best efforts to (i) arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments or on other terms and conditions not in violation of this Section 6.11 and (iii) satisfy on a timely basis all conditions applicable to Parent, Acquisition Sub or their affiliates in such definitive agreements.  Anything in this Agreement to the contrary notwithstanding, Parent and Acquisition Sub shall be permitted to amend, modify or supplement the Financing Commitments or replace any portion of the Financing Commitments with new financing commitments, including through co-investment or by financing from one or more additional parties, provided that Parent and Acquisition Sub shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or replacement of, the Financing Commitments, if such replacement (including through co-investment by or financing by one or more additional parties), amendment, supplement, modification or waiver would reasonably be expected to prevent, delay or impede in any material respect the ability of Parent and Acquisition Sub to consummate the Offer and the Merger or the likelihood of consummation thereof or is adverse to the interests of the Company prior to the Closing in any other material respect; and in any event, Parent shall disclose to the Company promptly its intention to amend, modify, supplement or replace any portion of the Financing Commitments and shall keep the Company reasonably promptly informed of the terms thereof, including providing the most recent drafts of commitment letters containing any material new or modified term as of and no later than two (2) Business Days prior to any scheduled expiration of the Offer.

(c)           Parent and Acquisition Sub shall use their respective reasonable best efforts to cause the lenders that are party to the Debt Commitment Letters and any other persons providing Financing to fund at or immediately after the Effective Time the Financing required to consummate the Offer and the Merger and the other transactions contemplated by this Agreement and the Financing Commitments, if all conditions to the Financing are satisfied or waived (or will be satisfied or waived upon funding) and all the conditions to the Offer in Annex I are satisfied or waived.  For the avoidance of doubt, Parent shall make all funds available to Acquisition Sub as are required for it to perform its obligations hereunder (including with respect to the consummation of the Offer and the payment for shares tendered thereby).

(d)           In the event that any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall promptly so notify the Company and (B) Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange to obtain any such portion (or any lesser portion that is sufficient to consummate the Offer and the Merger) from alternative sources on terms and conditions not less beneficial to Parent and Acquisition Sub than the terms and conditions in the Financing Commitments, and with such other terms and conditions as would be in compliance with the last sentence of Section 6.11(b), as promptly as practicable following the occurrence of such event, including by entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first sentence of this Section 6.11(d) or Section 6.11(b)(ii) being referred to as the “Financing Agreements”).  Parent and Acquisition Sub shall, shall cause their affiliates to, and shall use their respective reasonable best efforts to cause their Representatives to, comply with their obligations, and satisfy on a timely basis the conditions to consummating the Offer and the Merger, under the Financing Agreements and any related fee and engagement letters.

(e)           Parent shall (x) furnish the Company complete, correct and executed copies of the Financing Agreements  promptly upon their execution, (y) give the Company prompt notice of any material breach or threatened breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Agreements of which Parent or Acquisition Sub becomes aware or any termination or threatened termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

Section 6.12         Financing Cooperation

Subject to Section 6.11(a), prior to the Acceptance Time with respect to the financing of the Offer, and the Effective Time with respect to the financing of the Merger, the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, in each case at Parent’s sole expense, provide to Parent and Acquisition Sub all cooperation  requested by Parent that is reasonably necessary, proper or advisable in connection with the Financing (for purposes of this Section 6.12, to include the issuance of senior notes contemplated by the Debt Commitment Letters) or any permitted amended or modified or replacement financing (collectively with the Financing, the “Available Financing”) and the transactions contemplated by this Agreement (provided that such requested cooperation does not interfere unreasonably with the business or operations of the Company and its subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and meetings with, and presentations to, prospective lenders and investors and rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Available Financing, including execution and delivery of customary representation letters in connection therewith; (iii) as promptly as practical after Parent’s request, furnishing Parent and its Available Financing sources with financial and other information regarding the Company and its subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering or offerings of debt securities or as otherwise contemplated by the Debt Commitment Letters and any other Available Financing, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt securities contemplated by the Debt Commitment Letters, or as otherwise required in connection with the Available Financing and the transactions contemplated by this Agreement, or as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letters and any other Available Financing (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Available Financing as reasonably requested by Parent or Acquisition Sub  and, if requested by Parent or Acquisition Sub, to cooperate with and assist Parent or Acquisition Sub in obtaining such documentation and items; (v) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, mortgages, documents and instruments relating to guarantees, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Available Financing) and otherwise facilitating the pledging of collateral and providing of guarantees contemplated by the Debt Commitment Letters and any other Available Financing (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vi) taking all actions necessary to (A) permit the prospective persons involved in the Available Financing to evaluate the Company, including the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing; (vii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any subsidiary of the Company is a party and to arrange discussions among Parent, Acquisition Sub and their financing sources with other parties to material leases, encumbrances and contracts; and (viii) facilitating the consummation of the Available Financing and to permit the proceeds thereof, together with the cash at the Company and its subsidiaries, to be made available to the Company to consummate the Offer and the Merger; provided, however, that notwithstanding the foregoing, no obligations of the Company, its subsidiaries or their Representatives under any such agreement, certificate, document or instrument shall be effective until the Effective Time; provided further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries; and provided further, that neither the Company nor any of its subsidiaries shall be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability with respect to the Debt Financing prior to the Effective Time.  The Company will update any such Required Information in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.  The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Available Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its subsidiaries or the reputation or goodwill of the Company or its subsidiaries.  Parent shall reimburse the Company for any out-of-pocket costs and expenses incurred in connection with the Company’s, any of its subsidiaries’ or any of their respective Representatives’ obligations under this Section 6.12.

Section 6.13         Acquisition Sub.  Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Offer or the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Acceptance Time, Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness other than as contemplated by any Available Financing.

Section 6.14         No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 6.15         Rule 16b-3.  Prior to the Acceptance Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16         FIRPTA Certificate.  At the Closing, the Company shall deliver to Parent an affidavit, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating under penalties of perjury that the Company is not and has not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 6.17         Stockholder Litigation.  The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Offer and the Merger; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible), or consent to the same without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18         Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.19         Rule 14d-10(d) Matters.  Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its board of directors, compensation committee or its “independent directors” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.20         State Takeover Laws.  If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or Acquisition Sub, the Offer, the Merger or the Top-Up Option, including the acquisition of shares of Common Stock pursuant thereto, or the Support Agreements, or any other transaction contemplated by this Agreement, then Parent, the Company and their respective boards of directors or managers, as applicable, shall take all reasonable action necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Offer, the Merger, the Top-Up Option and the other transactions contemplated hereby.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.1            Conditions to the Obligations of Each Party. The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction or waiver by the Company and Parent of the following conditions:

(a)           the Requisite Stockholder Approval, if required, shall have been obtained to approve the Merger in accordance with the DGCL, the rules and regulations of NASDAQ and any other applicable Law;

(b)           Acquisition Sub shall have accepted for payment, or caused to be accepted for payment, all shares of Common Stock validly tendered and not withdrawn in the Offer; and

(c)           no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time, as follows:

(a)           by mutual written consent of each of Parent and the Company by action of their respective boards of directors or managers, as applicable, at any time prior to the Effective Time;

(b)           by either the Company or Parent, if the Acceptance Time has not occurred by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause or primarily resulted in the Offer not being consummated by such date;

(c)           by either Parent or the Company, if any court or Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer, (ii) prior to the exercise of the Top-Up Option, such exercise or the issuance of shares of Common Stock upon exercise of the Top-Up Option (if necessary to reach the Short Form Threshold) or (iii) prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company, the Merger, and such Order, or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement, including the obligations of Parent and Acquisition Sub in accordance with Section 6.4(b);

(d)           by the Company, at any time prior to the Acceptance Time, if Parent or Acquisition Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and (ii) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement or if any party to a Support Agreement (other than Parent) is then in material breach of any of its tender obligations under the Support Agreement;

(e)           by Parent, at any time prior to the Acceptance Time, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of conditions (c)(ii), (c)(iii) or (c)(iv) set forth in Annex I and (ii) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Acquisition Sub is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement;

(f)            by Parent at any time prior to the Acceptance Time, if (i) the board of directors of the Company or any committee thereof shall have effected a Change of Recommendation (whether or not in compliance with Section 6.6), or (ii) the Company shall have breached any of its material obligations under Section 6.6;

(g)           by the Company at any time prior to the Acceptance Time if (i) Acquisition Sub terminates or makes any change to the Offer in material violation of the terms of this Agreement or (ii) Acquisition Sub shall fail to accept for payment and pay for shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time all of the conditions set forth on Annex I are satisfied; provided that the Company shall not have the right to terminate this Agreement pursuant to Section 8.1(g)(i) if the Company is then in material breach of any of its material covenants, agreements, representations or warranties contained in this Agreement or if any party to a Support Agreement (other than Parent) is then in material breach of any of its tender obligations under the Support Agreement; or

(h)           by Parent, only on the date of the final Expiration Date of the Offer, as it may have been extended from time to time in accordance with Section 2.1(e).

Section 8.2            Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto.  The Confidentiality Agreement, the Guaranty and the provisions of Section 6.11(a), this Section 8.2, Section 8.3, Section 8.4, Section 8.7(a), Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.9 and Section 9.11 shall survive any termination hereof pursuant to Section 8.1.

Section 8.3            Termination Fees.

(a)           If

(i)            (x) prior to the termination of this Agreement, any Competing Proposal (for purposes of this subsection, substituting 50% for the 15% thresholds set forth in the definition of Competing Proposal) is publicly proposed or publicly disclosed and not publicly withdrawn and (y) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.1(b)) or by Parent pursuant to Section 8.1(e) and (z) within nine (9) months after termination of this Agreement, the Company enters into any letter of intent, agreement in principle, acquisition agreement or other definitive agreement providing for any Competing Proposal or a transaction in respect of any Competing Proposal shall have been consummated; or

(ii)           this Agreement is terminated by Parent pursuant to Section 8.1(f),

then in any such event the Company shall pay to Parent a fee of $8,000,000 in cash (the “Company Termination Fee”), and the Company shall (notwithstanding the provisions of Section 8.2) have no further liability to Parent with respect to this Agreement or the transactions contemplated hereby, such payment to be made (x) in the case of Section 8.3(a)(i), upon the earlier of the date on which the Company enters into such letter or agreement in respect of such Competing Proposal or such Competing Proposal is consummated or (y) in the case of Section 8.3(a)(ii), no later than two (2) Business Days after the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.3(a) on more than one occasion.  Any such payment shall be reduced by any amount as may be required to be deducted or withheld therefrom under applicable Tax Law.

(b)           If this Agreement is terminated (x) by the Company pursuant to Section 8.1(b) or Section 8.1(d) and at the time of such termination all conditions to Parent’s or Acquisition Sub’s obligation to consummate the Offer set forth in Annex I shall have been satisfied (other than any such conditions that have not been satisfied as a result of Parent’s or Acquisition Sub’s breach or failure to perform hereunder), and except insofar as any condition requires the delivery of officer’s certificates; (y) by the Company pursuant to Section 8.1(g); or (z) by Parent pursuant to Section 8.1(h), then in such event Parent shall pay to the Company the Parent Termination Fee in cash, such payment to be made in the case of clauses (x) or (y) above within two (2) Business Days after such termination or in the case of clause (z) immediately prior to and as a condition to such termination, it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.3(b) on more than one occasion and Parent and Acquisition Sub shall have no further liability to the Company or the other persons referred to in the second sentence of Section 8.4(a) with respect to this Agreement or the transactions contemplated hereby.  Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.  For the avoidance of doubt, if the Parent Termination Fee is payable and there is any dispute between the parties as to whether in such circumstance the Parent Termination Fee should be $60,000,000 or $150,000,000, then Parent shall pay to the Company $60,000,000 within two (2) Business Days after such termination, or in the case of clause (z) immediately prior to and as a condition to such termination, with the remainder (if any) of the Parent Termination fee remaining payable, and the Company’s acceptance of such $60,000,000 shall not in any way prejudice its rights to the remainder (if any) of the Parent Termination Fee, notwithstanding anything to the contrary herein.

(c)           Each of the Company, Parent and Acquisition Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due or Parent or Acquisition Sub shall fail to pay the Parent Termination Fee when due, the Company or Acquisition Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

Section 8.4            Maximum Recovery; Non-Recourse.

(a)           Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 8.3(b) or the guarantee thereof pursuant to the Guaranty shall be the sole and exclusive remedy of the Company and its subsidiaries against Parent, Acquisition Sub and the Guarantor for any breach, loss or damage suffered as a result of the failure of the Offer or the Merger to be consummated, and upon payment of such amount, none of Parent, Acquisition Sub or the Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person (including a claim to enforce the Equity Commitment Letter) or otherwise.  For the avoidance of doubt, in no event shall Parent, Acquisition Sub or the Guarantor have any liability under or in respect of this Agreement or the transactions related thereto in excess of an aggregate amount equal to, or other than in respect of, the Parent Termination Fee, whether to the Company or to any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate thereof or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate of any of the foregoing.

(b)           Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein.  Other than the Guarantor under the Guaranty, no former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, general or limited partners or assignees of the Company, Parent, Acquisition Sub, Guarantor or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Acquisition Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person (including a claim to enforce the Equity Commitment Letter) or otherwise.

Section 8.5            Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.6            Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.5, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.7            Expenses; Transfer Taxes.

(a)           All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Parent shall pay or cause to be paid all Expenses incurred in connection with the filing with, and obtaining of any necessary action or non-action, consent or approval from, any Governmental Authority pursuant to any Antitrust Law.

(b)           Notwithstanding anything to the contrary contained herein, Parent shall pay or cause to be paid all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7 and Section 6.10.

Section 9.2            Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent:

Protection Holdings, LLC
300 N. LaSalle Street
Suite 5600
Chicago, Illinois 60654
Phone: (312) 382-2200
Fax: (312) 382-2201
E-mail: ddonnini@GTCR.COM
Attention: David A. Donnini

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Phone: (212) 906-1200
Fax: (212) 751-4864
E-mail: ted.sonnenschein@lw.com
             adel.aslanifar@lw.com
             bradley.faris@lw.com

Attention: Edward Sonnenschein
                  M. Adel Aslani-Far
                  Bradley C. Faris

if to the Company:

Protection One, Inc.
1035 N. Third Street, Suite 101
Lawrence, Kansas 66044
Phone: (785) 856-5500
Fax: (877) 326-9360
E-mail: adevin@protectionone.com

egriffin@protectionone.com
Attention: Andy Devin

General Counsel

with copies to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois  60654
Phone:  (312) 862-2000
Fax: (312) 862-2200
E-Mail: scott.falk@kirkland.com

roger.rhoten@kirkland.com
Attention:  R. Scott Falk, P.C.

Roger D. Rhoten

Section 9.3            Interpretation: Certain Definitions.  The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, Annex or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.  All references to “dollars” or “$” refer to currency of the United States of America.  References to “wholly owned subsidiaries” of the Company shall include Monital Signal Corporation.

Section 9.4            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5            Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, Acquisition Sub may assign any or all of its rights, interests and obligations under this Agreement to one or more of Parent or any direct or indirect wholly owned subsidiary of Parent; provided that such assignment shall not relieve Acquisition Sub of its obligations under this Agreement.  It is further acknowledged and agreed that one or more direct or indirect wholly owned subsidiaries of Parent may be interposed between Parent and Acquisition Sub in Parent’s corporate structure prior to or after the Effective Time, which such actions shall not be deemed to be an assignment of this Agreement (by operation of Law or otherwise) and shall not otherwise affect the rights, interests or obligations of Parent or Acquisition Sub under this Agreement.

Section 9.6            Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits, annexes and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 6.7 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with

Section 8.6 without notice or liability to any other person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7            Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8            Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that Parent and Acquisition Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that Parent and Acquisition Sub have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  In the event Parent or Acquisition Sub seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, Parent or Acquisition Sub, as applicable, shall not be required to provide any bond or other security in connection with any such Order or injunction.  The parties hereto acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Acquisition Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.3.

Section 9.9            Consent to Jurisdiction.

(a)           Each of Parent, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b)           Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by

Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10         Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11         WAIVER OF JURY TRIAL.  EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROTECTION HOLDINGS, LLC

By:	/s/ David A. Donnini
	Name:	David A. Donnini
	Title:	President

PROTECTION ACQUISITION SUB, INC.

By:	/s/ David A. Donnini
	Name:	David A. Donnini
	Title:	President

PROTECTION ONE, INC.

By:	/s/ Richard Ginsburg
	Name:	Richard Ginsburg
	Title:	President and Chief Executive Officer

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptance Time” shall have the meaning set forth in Section 2.3(a).

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Agreement” shall have the meaning set forth in the Recitals.

“Amended and Restated Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company.

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Antitrust Laws” shall mean the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws.

“Available Financing” shall have the meaning set forth in Section 6.12.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“By-Laws” shall mean the By-laws of the Company.

“Certificate of Merger” shall have the meaning set forth in Section 2.6(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.6(a).

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals.

“Communications Act” shall mean the Communications Act of 1934, as amended, 47 U.S.C. § 151 et seq.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each other material plan, policy or agreement (written or oral) relating to equity compensation, deferred compensation, bonus, severance, retention, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

“Company Compensation Arrangement” shall have the meaning set forth in Section 4.12(e).

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Financial Advisor” shall have the meaning set forth in Section 4.21.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or is reasonably likely to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, or (ii) prevents the ability of the Company to perform its obligation under and consummate the transactions contemplated by this Agreement, other than in the case of clause (i) any changes, events, effects, occurrences, state of facts or developments attributable to:  (A) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business; (B) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (C) any changes in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP after the date hereof; (D) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (E) the announcement or existence of, or any action taken that is required or expressly contemplated by, this Agreement and the transactions contemplated hereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, employees, investors, or venture partners) provided that this clause (E) shall not apply in any representation or warranty with respect to the effect of execution, delivery or performance of, or any actions taken pursuant to or in accordance with or contemplated by, this Agreement; (F) any changes in the market price or trading volume of shares of Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (F); or (G) any litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement; except in the cause of clauses (A), (B), (C) and (D), any changes, events, effects, occurrences, state of facts or developments which disproportionately affects, individually or together with other changes, events, effects, occurrences, state of facts or developments, the Company and its subsidiaries when compared to other persons operating in the industry in which the Company and its subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each outstanding option to purchase shares of Common Stock under any of the Company Plans.

“Company Plans” shall mean the Company’s 1997 Long-Term Incentive Plan, as amended, 2004 Stock Option Plan, Stock Appreciation Rights Plan, 2010 Stock Appreciation Rights Plan and 2008 Long-Term Incentive Plan, as well as the Integrated Alarm Services Group, Inc. 2003 Stock Option Plan and the Integrated Alarm Services Group, Inc. 2004 Stock Incentive Plan.

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company SAR” shall mean each outstanding stock appreciation right under any of the Company Plans.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Company Warrant” shall mean each outstanding warrant to purchase shares of Common Stock pursuant to any of the warrants described in the Company SEC Documents.

“Competing Proposal” shall have the meaning set forth in Section 6.6(f).

“Confidentiality Agreement” shall mean the confidentiality agreement dated January 25, 2010 between GTCR Golder Rauner II, LLC and the Company.

“Continuing Directors” shall have the meaning set forth in Section 2.3(c).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Core Lease” shall have the meaning set forth in Section 4.16(c).

“Core Leased Real Property” shall have the meaning set forth in Section 4.16(c).

“Core Owned Real Property” shall have the mean set forth in Section 4.16(a).

“Core Real Property Leases” shall have the meaning set forth in Section 4.16(c).

“D&O Insurance” shall have the meaning set forth in Section 6.7(c).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.6(a).

“Debt Financing” shall have the meaning set forth in Section 5.6(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.6(a).

“Equity Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“Equity Financing” shall have the meaning set forth in Section 5.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9, the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority pursuant to any Antitrust Law, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Offer, the Merger and the other transactions contemplated by this Agreement.

“Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Fairness Opinion” shall have the meaning set forth in Section 4.21.

“Financing” shall have the meaning set forth in Section 5.6(a).

“Financing Agreements” shall have the meaning set forth in Section 6.11(d).

“Financing Commitment” shall have the meaning set forth in Section 5.6(a).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Guarantor” shall have the meaning set forth in Section 5.6(a).

“Guaranty” shall have the meaning set forth in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Initial Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property Rights” shall mean all intellectual property and proprietary rights, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names corporate names, and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (iii) all works of authorship and other copyrightable works, all copyrights, mask works and designs, and all applications, registrations, and renewals in connection therewith, and (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“IP Licenses” shall have the meaning set forth in Section 4.14(b).

“IRS” shall mean the Internal Revenue Service.

“knowledge” means the actual knowledge of the following officers and employees of the Company and Parent, as applicable: (i) for the Company: Richard Ginsburg, Darius Nevin, Andy Devin and Peter Pefanis and (ii) for Parent: David Donnini, Collin Roche, Aaron Cohen and Barry Dunn.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, Orders, judgments or decrees promulgated by any Governmental Authority, and any regulation or listing requirement of any national securities exchange.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Minimum Condition” shall have the meaning set forth in Section 2.1(a).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the Nasdaq Stock Market.

“New Plans” shall have the meaning set forth in Section 6.10(c).

“Non-Plan Option” shall mean each outstanding option to purchase shares of Common Stock, other than options to purchase shares of Common Stock under any of the Company Plans.

“Notice Period” shall have the meaning set forth in Section 6.6(d)(i).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 2.1(h).

“Offer Price” shall have the meaning set forth in the Recitals.

“Offer to Purchase” shall have the meaning set forth in Section 2.1(c).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by, with or before any Governmental Authority.

“Outside Date” shall have the meaning set forth in Section 2.1(e).

“Parent” shall have the meaning set forth in the Recitals.

“Parent Disclosure Letter” shall have the meaning set forth in Article V.

“Parent Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Parent, or which, individually or in the aggregate, has or would reasonably be expected to prevent or materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.2.

“Parent Termination Fee” shall mean (A) $150,000,000, in circumstances in which a Parent Termination Fee is payable pursuant to Section 8.3(b) and either (i) the conditions to the funding of the Debt Commitment Letters have been satisfied and the lender parties thereto are prepared to fund the Debt Financing on the terms and conditions thereof or (ii) Parent or Acquisition Sub have committed a Willful Breach that was the primary cause of or primarily resulted in the facts giving rise to the termination; or (B) $60,000,000, in any other circumstances in which a Parent Termination Fee is payable pursuant to Section 8.3(b).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents, (ii) such non-monetary Liens or other imperfections of title, if any, which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its subsidiaries or would detract materially from the use, occupancy, value or marketability of title of the assets subject thereto, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iii) Liens imposed or promulgated by Laws (other than with respect to Taxes) with respect to real property and improvements, including zoning regulations, (iv) Liens disclosed on existing title reports or existing surveys and (v) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Qualified Plans” shall have the meaning set forth in Section 4.12(k).

“Representatives” shall have the meaning set forth in Section 6.5(a).

“Required Information” shall have the meaning set forth in Section 6.12.

“Required Filings” shall have the meaning set forth in Section 6.12.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.22.

“Restricted Share Units” means any restricted share units granted pursuant to the Company’s 2008 Long-Term Incentive Plan or the Company’s 1997 Long-Term Incentive Plan.

“SAR Cash Payment” shall have the meaning set forth in Section 3.3(b).

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(a).

“Schedule TO” shall have the meaning set forth in Section 2.1(h).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.6(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Form Threshold” shall have the meaning set forth in Section 2.10.

“Significant Subsidiary” shall have the meaning set forth in Section 4.1(b).

“Solvent” shall have the meaning set forth in Section 5.11.

“Stockholders’ Agreements” shall mean (x) the Amended and Restated Stockholders Agreement, dated as of April 2, 2007, by and among Quadrangle Master Funding Ltd, QDRF Master Ltd, Quadrangle Debt Opportunities Fund Master Ltd, POI Acquisition, LLC, certain other stockholders party thereto, and the Company and (y) the Form of Management Stockholder Agreement, dated as of February 8, 2005, by and among the Company and certain management stockholders party thereto.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.

“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(g).

“Support Agreements” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 2.4.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (w) being a member of an affiliated, consolidated, combined or unitary group, (x) being party to any tax sharing agreement or (y) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing or (z) any Law or otherwise.

“Tax Returns” shall mean returns, reports, information statements or similar documents or statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns, and including any amendment thereof.

“Top-Up Closing” shall have the meaning set forth in Section 2.11(c).

“Top-Up Exercise Notice” shall have the meaning set forth in Section 2.11(c).

“Top-Up Notice Receipt” shall have the meaning set forth in Section 2.11(c).

“Top-Up Option” shall have the meaning set forth in Section 2.11(a).

“Top-Up Option Shares” shall have the meaning set forth in Section 2.11(a).

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Common Stock issued and outstanding (including all shares of Common Stock issued upon the acceleration of outstanding Restricted Share Units, and other than those shares canceled or retired pursuant to Section 3.1(a)) immediately prior to the Effective Time and (y) the Merger Consideration.

“Total Option Cash Payments” shall have the meaning set forth in Section 3.3(a).

“Total SAR Cash Payments” shall have the meaning set forth in Section 3.3(b).

“Unvested Restricted Shares” means outstanding shares of restricted stock granted pursuant to the Company’s 2008 Long-Term Incentive Plan.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Willful Breach”, as to any person, shall mean a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by such person with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement; provided, however, that “Willful Breach” shall exclude any failure to consummate the Offer in breach of Section 2.1, failure to consummate the Top-Up Option in breach of Section 2.11 or failure to consummate the Merger in breach of Section 2.5.

Annex I

CONDITIONS TO THE OFFER

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX 1 IS ATTACHED

Notwithstanding any other provisions of the Offer and in addition to the Acquisition Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered shares of Common Stock and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered shares of Common Stock, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date, or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

(i)            any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Offer, Top-Up Option (if necessary to reach the Short Form Threshold) or Merger illegal or otherwise prohibiting, restraining or preventing the consummation of the Offer, Top-Up Option (if necessary to reach the Short Form Threshold) or Merger in each case substantially concurrently with the Acceptance Time;

(ii)           (A) the representations and warranties of the Company contained in Sections 4.3, 4.4, or 4.7(b) of the Merger Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and  (B) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(iii)          the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Acceptance Time and such breach or failure shall not have been cured;

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(iv)          since the date of the Merger Agreement, a Company Material Adverse Effect shall have occurred (except to the extent reasonably apparent from any item included in the Company SEC Documents filed prior to the date of the Merger Agreement other than any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosure included therein to the extent they are primarily predictive, cautionary or forward looking in nature, or disclosed in any section of the Company Disclosure Letter);

(v)           Acquisition Sub shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (c)(ii) and (c)(iii) of this Annex I have not occurred;

(vi)          prior to the purchase of shares of Common Stock pursuant to the Offer, the board of directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition Sub the Company Recommendation or shall have made a Change of Recommendation;

(vii)         in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Acquisition Sub owns at least 90% of the outstanding shares of Common Stock immediately after the Acceptance Time, there exists under applicable Law or Order any restriction or impediment on Acquisition Sub’s ability and right to exercise the Top-Up Option, or the shares of Common Stock issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are insufficient for Acquisition Sub to reach the Short Form Threshold; or

(viii)        the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of Parent and Acquisition Sub and may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Acquisition Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement.  Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.  The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 26, 2010, by and among Parent, Acquisition Sub and Protection One, Inc.

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